Sub-Item 77O -- Transactions effected pursuant to Rule 10f-3

On February 14, 2002, MPAM Bond Fund (the "Fund") (now known as Mellon Bond
Fund), a series of MPAM Funds Trust (now known as Mellon Funds Trust), purchased, at slightly above par value, the following bonds (the "Bonds") in the amount noted:

General Mills Inc., 6.00% Bonds due February 15, 2012 -
Issue size -$200,000,000-Amount purchased by the Fund-$6,150,000


The Fund purchased its share of the Bonds through Barclays Capital Inc., Deutsche Banc Alex Brown Inc. and Salomon Smith Barney Inc., the lead member of the underwriting syndicate which offered the Bonds to investors (the "Underwriting Syndicate"), and designated that certain members of the Underwriting Syndicate provide the portion of the Bonds to the Fund in accordance with the following allocation:

Barclays Capital Inc                      		15.91%
Deutsche Banc Alex Brown Inc              		15.91%
Salomon Smith Barney Inc                   		15.91%
Credit Suisse First Boston Corporation     		11.29%
Banc of America Securities LLC             		 9.11%
JP Morgan Securities Inc                   		 9.11%
UBS Warburg LLC                            		 9.11%
Utendahl Capital Partners, LP               		 1.75%
Loop Capital Markets, LLC                   		 1.75%
Credit Lyonnais Securities (USA) Inc        		 1.61%
Tokyo-Mitsubishi International PLC          		 1.32%
Mizuho International PLC                    		 1.19%
SunTrust Capital Markets, Inc               		 1.19%
Wells Fargo Van Kasper, LLC                		 1.19%
ABN AMRO Incorporated                       		 0.81%
Mellon Financial Markets, LLC               		 0.81%
US Bancorp Piper Jaffray Inc               		 0.74%
BNY Capital Markets, Inc                    		 0.39%
Wachovia Securities, Inc                   		 0.32%
BNP Paribas Securities Corp                 		 0.14%
Fleet Securities, Inc                       		 0.14%
HSBC Securities (USA) Inc                  		 0.14%
Merrill Lynch, Pierce, Fenner & Smith Incorporated     	 0.14%
Mellon Financial Markets, LLC                            0%

(each, a "Syndicate Member"). Such allocation applied to the Fund's purchase of the Bonds in the aggregate, each of which was made from each Syndicate Member's own account. Mellon Financial Markets LLC, an affiliate of the Fund, was a member of the Underwriting Syndicate; however, it received no benefit in connection with the Fund's transaction. The Fund paid a commission of 3.75 % per Bond purchased, which was allocated pro rata among the Syndicate Members in accordance with the percentages shown above. No other member of the Underwriting Syndicate received any economic benefit from the Fund's purchase of the Bonds.


The following is a list of the members of the Underwriting Syndicate:

Barclays Capital Inc
Deutsche Banc Alex Brown Inc
Salomon Smith Barney Inc
Credit Suisse First Boston Corporation
Banc of America Securities LLC
JP Morgan Securities Inc
UBS Warburg LLC
Utendahl Capital Partners, LP
Loop Capital Markets, LLC
Credit Lyonnais Securities (USA) Inc
Tokyo-Mitsubishi International PLC
Mizuho International PLC
SunTrust Capital Markets, Inc
Wells Fargo Van Kasper, LLC
ABN AMRO Incorporated
Mellon Financial Markets, LLC
US Bancorp Piper Jaffray Inc
BNY Capital Markets, Inc
Wachovia Securities, Inc
BNP Paribas Securities Corp
Fleet Securities, Inc
HSBC Securities (USA) Inc
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mellon Financial Markets, LLC








                                APPROVAL FORM
             PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE


This form must be completed and fully signed PRIOR to any commitment to purchase securities, underwritten by a Mellon affiliate, during the syndication period. This form must be provided promptly to the Chief Investment Officer/Designate and to the appropriate Legal Department contact for the investment unit. Any change to the information provided herein must be reported IMMEDIATELY to each of these individuals.


1.   Account/Fund Name:  MPAM Bond Fund

2.   Anticipated Purchase Date:  2/14/02

3.   Total Net Assets of Account/Fund:  $975,000,000

4.   Type of Security:  Bond

5.   Description of Security to be Purchased:  General Mills Inc. 6.00%
     2/15/12

6.   Credit Rating of Security (Rating/Rating Agency):  Moody's:  Baa1 / S&P:
     BBB+

7.   Name of Underwriting Syndicate Dealer Effecting Transaction:
     Barkleys/SSB/DBAB

8.   Name of Affiliated Underwriter in Underwriting Syndicate:  BAC, CSFB,
     JPM, UBS

9.   Issue Size:  2,000,000,000

10.  Amount Purchased by Account/Fund:  6,150,000

11. Percentage of Principal Amount of Offering Purchased by Account/Fund (not to exceed 25% of Offering): .31%

12.  Amount Purchased as a Percentage of Account/Fund Assets:  .57%

13.  Purchase Price of Securities (if at par, so state):  $99.668

14.  Commission/Spread Received by Principal Underwriters:  3.75%

REPRESENTATIONS:

A.   This transaction complies with all applicable provisions of the Policy
     For Fiduciary Account Purchases of Securities Underwritten By An Affiliate;

B. This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account;

C. The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interest of any Mellon affiliate or any other party, including, without limitation, another party to the transaction; and,

D. I have inquired about any commission, spread or profit received or to be received by any Mellon affiliate in connection with this transaction, and, based upon the answers to my inquiries and my knowledge of relevant markets, I believe such commission, spread or profit to be reasonable and fair compared to the commissions, spreads or profit received by similarly situated persons in connection with comparable transactions between unaffiliated parties.


/s/                 2/14/02     /s/            2/14/02
Portfolio Manger    Date/Time   CIO/Designate  Date/Time


cc: Regina D. Stover, Risk Management (151-0960)
    Jeff Prusnofsky, Legal Department (105-8005)
- For Affiliated        Mutual Fund